                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13D


                    Under the Securities Exchange Act of 1934
                                (Amendment No. 6)

                                 ENVIROGEN, INC.
                                (Name of Issuer)

                    Common Stock, Par Value, $0.01 Per Share
                         (Title of Class of Securities)

                                    294040100
                                 (CUSIP Number)

                               Gaetano J. Casillo
                          Allen & Company Incorporated
           711 Fifth Avenue, New York, New York 10022, (212) 830-8300
            (Name, Address and Telephone Number of Person Authorized
                     to Receive Notices and Communications)

                               September 27, 1996
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13-d-1(b)(3) or (4), check the following box [ ].

Check the following box if a fee is being paid with the statement. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                AMENDMENT NO. 6
                                    TO THE
                                 SCHEDULE 13D
-------------------
CUSIP No. 294040100
-------------------

==============================================================================
1  NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
   PERSON
     Allen Holding Inc.
-----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)  [ ]
                                                                 (b)  [x]
-----------------------------------------------------------------------------
3  SEC USE ONLY
-----------------------------------------------------------------------------
4  SOURCE OF FUNDS*
     Not Applicable
-----------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                                     [ ]
-----------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
     Delaware
-----------------------------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
-----------------------------------------------------------------------------
7  SOLE VOTING POWER
          0
-----------------------------------------------------------------------------
8  SHARED VOTING POWER
          0
-----------------------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
          0
-----------------------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
          0
-----------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
2,816,200 (Includes 313,380 warrants to purchase 313,380 shares of the Issuer's Common Stock and 584,584 warrants to purchase 292,292 shares of the Issuer's Common Stock.)
-----------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                                   [ ]
-----------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          20.9%
-----------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
          HC
===========================================================================
                  *SEE INSTRUCTIONS BELOW BEFORE FILLING OUT!
SEC 1746 (9-88)
                                AMENDMENT NO. 6
                                    TO THE
                                 SCHEDULE 13D
------------------
CUSIP No. 294040100
-------------------
==============================================================================
1  NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
   PERSON
     Allen & Company Incorporated
-----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP         (a)  [ ]
                                                            (b)  [x]
-----------------------------------------------------------------------------
3  SEC USE ONLY
-----------------------------------------------------------------------------
4  SOURCE OF FUNDS*
     Not Applicable
-----------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                                [ ]
-----------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
     New York
------------------------------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
------------------------------------------------------------------------------
7  SOLE VOTING POWER
2,680,732 (Includes 313,380 warrants to purchase 383,000 shares of the Issuer's Common Stock and 584,584 warrants to purchase 292,292 shares of the Issuer's Common Stock.)
-----------------------------------------------------------------------------
8  SHARED VOTING POWER
          0
-----------------------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
2,680,732 (Includes 313,380 warrants to purchase 313,380 shares of the Issuer's Common Stock and 584,584 warrants to purchase 292,292 shares of the Issuer's Common Stock.)
-----------------------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
          0
-----------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
2,680,732 (Includes 313,380 warrants to purchase 313,380 shares of the Issuer's Common Stock and 584,584 warrants to purchase 292,292 shares of the Issuer's Common Stock.)
------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                                   [ ]
-----------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          19.9%
-----------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
          CO, BD.
------------------------------------------------------------------------------
                  *SEE INSTRUCTIONS BELOW BEFORE FILLING OUT!

SEC 1746 (9-88)

                               AMENDMENT NO. 6
                                    TO THE
                                 SCHEDULE 13D

-------------------
CUSIP No. 294040100
-------------------
==============================================================================
1  NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
   PERSON
     Allen Value Limited
-----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a)  [ ]
                                                            (b)  [x]
-----------------------------------------------------------------------------
3  SEC USE ONLY
-----------------------------------------------------------------------------
4  SOURCE OF FUNDS*
     Not Applicable
-----------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                                [ ]
-----------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
     Bermuda
------------------------------------------------------------------------------
       NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
------------------------------------------------------------------------------
7  SOLE VOTING POWER
     0
-----------------------------------------------------------------------------
8  SHARED VOTING POWER
     0
-----------------------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
     0
-----------------------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
     0
-----------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     0
-----------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                                   [ ]
-----------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          0%
-----------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
          CO
==============================================================================
                  *SEE INSTRUCTIONS BELOW BEFORE FILLING OUT!
SEC 1746 (9-88)
                                AMENDMENT NO. 6
                                    TO THE
                                 SCHEDULE 13D
-------------------
CUSIP No. 294040100
-------------------
==============================================================================
1  NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
   PERSON
     Allen Value Partners L.P.
-----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a)  [ ]
                                                            (b)  [x]
-----------------------------------------------------------------------------
3  SEC USE ONLY
-----------------------------------------------------------------------------
4  SOURCE OF FUNDS*
     Not Applicable
-----------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                                [ ]
-----------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
     Delaware
------------------------------------------------------------------------------
       NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
------------------------------------------------------------------------------
7  SOLE VOTING POWER
     0
-----------------------------------------------------------------------------
8  SHARED VOTING POWER
     0
-----------------------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
     0
-----------------------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
     0
-----------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     0
-----------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                                   [ ]
-----------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          0%
-----------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
          PN
==============================================================================
                  *SEE INSTRUCTIONS BELOW BEFORE FILLING OUT!
SEC 1746 (9-88)

                                AMENDMENT NO. 6
                                    TO THE
                                 SCHEDULE 13D

-------------------
CUSIP No. 294040100
-------------------
==============================================================================
1  NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
   PERSON
     Allen Capital L.P.
-----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a)  [ ]
                                                            (b)  [x]
-----------------------------------------------------------------------------
3  SEC USE ONLY
-----------------------------------------------------------------------------
4  SOURCE OF FUNDS*
     Not Applicable
-----------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                                [ ]
-----------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
     Delaware
------------------------------------------------------------------------------
       NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
------------------------------------------------------------------------------
7  SOLE VOTING POWER
     104,206
-----------------------------------------------------------------------------
8  SHARED VOTING POWER
     0
-----------------------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
     104,206
-----------------------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
     0
-----------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     104,206
-----------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                                   [ ]
-----------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          0.8%
-----------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
          PN
==============================================================================
                  *SEE INSTRUCTIONS BELOW BEFORE FILLING OUT!
SEC 1746 (9-88)

                                AMENDMENT NO. 6
                                    TO THE
                                 SCHEDULE 13D

-------------------
CUSIP No. 294040100
-------------------
==============================================================================
1  NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
   PERSON
     Allen Capital (International) L.P.
-----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a)  [ ]
                                                            (b)  [x]
-----------------------------------------------------------------------------
3  SEC USE ONLY
-----------------------------------------------------------------------------
4  SOURCE OF FUNDS*
     Not Applicable
-----------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                                [ ]
-----------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
     Cayman Islands
------------------------------------------------------------------------------
       NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
------------------------------------------------------------------------------
7  SOLE VOTING POWER
     31,262
-----------------------------------------------------------------------------
8  SHARED VOTING POWER
     0
-----------------------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
     31,262
-----------------------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
     0
-----------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     31,262
-----------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                              [ ]
-----------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          0.2%
-----------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
          PN
==============================================================================
                  *SEE INSTRUCTIONS BELOW BEFORE FILLING OUT!
SEC 1746 (9-88)

                                AMENDMENT NO. 6
                                    TO THE
                                 SCHEDULE 13D

     The Reporting Persons, consisting of Allen & Company Incorporated ("ACI"), Allen Holding Inc. ("AHI"), Allen Value Limited ("AVL"), Allen Value Partners L.P. ("Allen Value"), Allen Capital L.P. ("Capital") and Allen Capital (International) L.P. ("International") hereby amend their Schedule 13D relating to the Common Stock, $0.01 per share of Envirogen, Inc. as set forth below.

Item 5.   Interest in Securities of the Issuer

          (a) As of the close of business on October 9, 1996, the Reporting Persons, by virtue of the language of Rule 13d-3(d)(1)(i), may be deemed to own beneficially in the aggregate the number and percentage of the Issuer's Common Stock set forth opposite their names below (based upon the number Issuer's Quarterly Report on Form 10-Q for the period ended June 30, 1996 which reported the number of shares of Common Stock outstanding to be 12,868,640.


==============================================================================
Name                     Shares of Common Stock        Percentage
------------------------------------------------------------------------------
Allen Holding Inc.                 2,816,200(1)             20.9%
------------------------------------------------------------------------------
Allen & Company Incorporated(1)    2,680,732(2)             19.9%
------------------------------------------------------------------------------
Allen Value Partners L.P.          0                        0%
------------------------------------------------------------------------------
Allen Value Limited                0                        0%
------------------------------------------------------------------------------
Allen Capital L.P.                 104,206                  0.8%
------------------------------------------------------------------------------
Allen Capital (International) L.P. 31,262                   0.2%
==============================================================================

     (1) Represents shares of the Issuer's Common Stock owned by ACI, International and Allen Capital.

     (2) Does not include shares owned by officers and directors of ACI with respect to which ACI disclaims beneficial ownership. Includes 313,380 warrants to purchase 313,380 shares of the Issuer's Common Stock and 584,584 warrants to purchase 292,292 shares of the Issuer's Common Stock. A total of 1,301 shares of the Issuer's Common Stock and warrants to purchase 293,292 shares of the Issuer's Common Stock are held in ACI's market maker account.

          (c) AVL and Allen Value sold 44,362 and 372,433, shares of the Issuer's Common Stock, respectively, pursuant to a private sale. Trades made by ACI in the past 60 days in its capacity as a market maker are reflected in Exhibit J attached hereto and incorporated herein by reference.

Item 7.   Material to be filed as Exhibits



     Exhibit A -- Directors and Executive Officers of Allen Holding Inc. and Allen & Company Incorporated.



     Exhibit J -- Market Maker transactions within the last 60 days.

          After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.

Dated:  October 9, 1996

ALLEN HOLDING INC.

          /s/ Gaetano J. Casillo
     By:  -------------------------
          Gaetano J. Casillo
          Vice President

ALLEN & COMPANY INCORPORATED

          /s/ Gaetano J. Casillo
     By:  -------------------------
          Gaetano J. Casillo
          Vice President

ALLEN VALUE PARTNERS L.P.

     By:  Allen Philton L.P.
          General Partner

          /s/ James W. Quinn
     By:  -------------------------
          James W. Quinn
          President

ALLEN CAPITAL L.P.

     By:  Allen Capital Incorporated

          /s/ Ellen Lynch
     By:  -------------------------
          Ellen Lynch


ALLEN VALUE LIMITED

          /s/ James W. Quinn
     By:  -------------------------
          James W. Quinn
          President

ALLEN CAPITAL (INTERNATIONAL) L.P.

     By: Allen Capital (International) Inc.

          /s/ James W. Quinn
     By:  --------------------------
          James W. Quinn
          Managing Director

                                   EXHIBIT A


            OFFICERS AND DIRECTORS OF ALLEN & COMPANY INCORPORATED



        Name**           Business            Principal Occupation (i.e.,
                         Address             Position with Allen & Company
                                             Incorporated

Herbert A. Allen                 *           President, Managing Director,
                                             Director, Chief Executive Officer

Herbert A. Allen III             *           Vice President - Elect, Director

Grace Allen                      *           Director

Eran S. Ashany                   *           Vice President, Director

Soledad Bastiancich              *           Vice President - Elect

Samuel H. Baker                  *           Vice President - Elect, Director

Jonathan S. Bean                 *           Vice President - Elect

Robert E. Beers                  *           Vice President - Elect

Edmund M. Bleich                 *           Vice President

Denise Calvo-Silve               *           Vice President, Director

Dominick J. Cantalupo            *           Co-Chief Operations Officer, Vice
                                             President

Marvyn Carton                    *           Director - Emeritus

Gaetano J. Casillo               *           Chief Compliance Officer, Vice
                                             President

Robert H. Cosgriff               *           Chief Administrative Officer,
                                             Executive Vice President,
                                             Managing Director, Director

Richard M. Crooks, Jr.           *           Director

Thalia V. Crooks                 *           Vice President, Director

Mary L. Cullen                   *           Vice President, Secretary,
                                             Director

Orin F. Devereux                 *           Vice President, Director

        Name**           Business            Principal Occupation (i.e.,
                         Address             Position with Allen & Company
                                             Incorporated

Howard M. Felson                 *           Assistant Secretary, Vice
                                             President
Anthony J. Ferrante              *           Treasurer

Richard Fields                   *           Executive Vice President - Elect,
                                             Managing Director, Director

Paul A. Gould                    *           Executive Vice President,
                                             Managing Director, Director

John G. Hall                     *           Vice President - Elect, Director

Daniel P. Harley                 *           Vice President - Elect

John H. Josephson                *           Vice President, Director

Clark R. Keough                  *           Vice President - Elect, Director

Donald R. Keough                 *           Chairman of the Board, Director

Dara Khosrowshahi                *           Vice President - Elect, Director

Kaveh A. Khosrowshahi            *           Vice President - Elect, Director

Neal Kopp                        *           Vice President

Irwin H. Kramer                  *           Executive Vice President,
                                             Managing Director, Director

Terry Allen Kramer               *           Director

Suzanne G. Kucera                *           Vice President - Elect, Director

Robert J. Kurz                   *           Vice President

P. Don Lattimer                  *           Director

William F. Leimkuhler            *           Assistant Secretary, Vice
                                             President - Elect, Counsel

Jeffrey J. Logan                 *           Vice President

Sharon K. Losee                  *           Vice President - Elect

Dan W. Lufkin                    *           Special Advisor to the Board of
                                             Directors

        Name**           Business            Principal Occupation (i.e.,
                         Address             Position with Allen & Company
                                             Incorporated

Ellen F. Lynch                   *           Vice President

Robert A. Mackie                 *           Executive Vice President,
                                             Managing Director, Director

James C. Maiden, Jr.             *           Vice President

Raymond J. Martin                *           Vice President - Elect, Director

Terence A. McCarthy              *           Co-Chief Operations Officer, Vice
                                             President

Robert C. Miller                 *           Vice President - Elect, Director

Brian J. Murphy                  *           Vice President, Director

Louis J. Mustacchio              *           Vice President - Elect

Walter T. O'Hara, Jr.            *           Executive Vice President,
                                             Managing Director, Director

Glenn A. Okun                    *           Vice President, Director

Nancy B. Peretsman               *           Executive Vice President,
                                             Managing Director, Director

Patrick S. Perry                 *           Vice President - Elect, Director

Pamela M. Plager                 *           Vice President - Elect, Director

Eugene Protash                   *           Vice President - Elect

James W. Quinn                   *           Chief Financial Officer,
                                             Director, Vice President,
                                             Assistant Secretary

Philip D. Scaturro               *           Executive Vice President,
                                             Managing Director, Director

John A. Schneider                *           Executive Vice President,
                                             Managing Director, Director



Enrique F. Senior                *           Executive Vice President,
                                             Managing Director, Director

        Name**                Business            Principal Occupation (i.e.,
                              Address             Position with Allen &
                                                  Company Incorporated


Stanley S. Shuman                *           Executive Vice President,
                                             Managing Director, Director

John M. Simon                    *           Executive Vice President,
                                             Managing Director, Director

Daniel Selmonosky                *           Vice President - Elect, Director

Ian G. Smith                     *           Vice President - Elect

Lauren M. Tyler                  *           Vice President - Elect, Director

Dennis J. Warfield               *           Vice President - Elect

Kim M. Weiland                   *           Vice President - Elect, Director

Edward D. Weinberger             *           Vice President, Director

Harold M. Wit                    *           Executive Vice President,
                                             Managing Director, Director

*    711 Fifth Avenue, New York, New York 10022-3194.

** All the Executive Officers and Directors of Allen & Company Incorporated are U.S. citizens unless otherwise indicated.

                            OFFICERS AND DIRECTORS
                             OF ALLEN HOLDING INC.



        Name**                Business            Principal Occupation (i.e.,
                              Address             Position with Allen Holding
                                                  Inc.)


Herbert A. Allen                      *           President, Managing
                                                  Director, Director, Chief
                                                  Executive Officer

Herbert A. Allen, III                 *           Vice President - Elect,
                                                  Director

Grace Allen                           *           Director

Eran S. Ashany                        *           Vice President

Samuel H. Baker                       *           Vice President - Elect

Soledad Bastiancich                   *           Vice President - Elect

Jonathan S. Bean                      *           Vice President - Elect

Robert E. Beers                       *           Vice President - Elect

Edmund M. Bleich                      *           Vice President

Denise Calvo-Silver                   *           Vice President, Director

Dominick J. Cantalupo                 *           Co-Chief Operations Officer,
                                                  Vice President

Marvyn Carton                         *           Director - Emeritus

Gaetano J. Casillo                    *           Chief Compliance Officer,
                                                  Vice President

Robert H. Cosgriff                    *           Chief Administrative
                                                  Officer, Executive Vice
                                                  President, Managing
                                                  Director, Director

Richard M. Crooks, Jr.                *           Director

Thalia V. Crooks                      *           Vice President, Director

Mary L. Cullen                        *           Vice President, Secretary,
                                                  Director

Orin F. Devereux                      *           Vice President, Director

        Name**                Business            Principal Occupation (i.e.,
                              Address             Position with Allen &
                                                  Company Incorporated

Howard M. Felson                 *           Assistant Secretary, Vice
                                             President

Anthony J. Ferrante              *           Treasurer

Richard L. Fields                *           Executive Vice President - Elect,
                                             Managing Director, Director
                                             Executive Vice President,
                                             Managing Director, Director

John G. Hall                     *           Vice President - Elect, Director

Daniel P. Harley                 *           Vice President - Elect

John H. Josephson                *           Vice President, Director

Donald R. Keough                 *           Chairman, Director

Clark R. Keough                  *           Vice President - Elect, Director

Dara Khosrowshahi                *           Vice President - Elect, Director

Kaveh A. Khosrowshahi            *           Vice President - Elect, Director

Neal Kopp                        *           Vice President

Irwin H. Kramer                  *           Executive Vice President,
                                             Managing Director, Director

Terry Allen Kramer               *           Director

Suzanne G. Kucera                *           Vice President - Elect, Director

Robert J. Kurz                   *           Vice President

P. Don Lattimer                  *           Executive Vice President,
                                             Managing Director, Director

William F. Leimkuhler            *           Assistant Secretary, Vice
                                             President - Elect, Counsel

Jeffrey J. Logan                 *           Vice President

Sharon K. Losee                  *           Vice President - Elect


Ellen F. Lynch                   *           Vice President

        Name**                Business            Principal Occupation (i.e.,
                              Address             Position with Allen &
                                                  Company Incorporated

Robert A. Mackie                 *           Executive Vice President,
                                             Managing Director, Director

James C. Maiden, Jr.             *           Vice President

Raymond J. Martin                *           Vice President - Elect, Director

Terence C. McCarthy              *           Co-Chief Operations Officer, Vice
                                             President Vice President - Elect,
                                             Director

Brian J. Murphy                  *           Vice President, Director
Louis J. Mustacchio              *           Vice President - Elect

Walter T. O'Hara                 *           Executive Vice President,
                                             Managing Director, Director

Glenn A. Okun                    *           Vice President, Director

Nancy B. Peretsman               *           Executive Vice President,
                                             Managing Director, Director

Patrick S. Perry                 *           Vice President - Elect, Director

Pamela M. Plager                 *           Vice President - Elect, Director

Eugene Protash                   *           Assistant Secretary, Vice
                                             President - Elect

James W. Quinn                   *           Chief Financial Officer, Vice
                                             President, Assistant Secretary,
                                             Director

Philip D. Scaturro               *           Executive Vice President,
                                             Managing Director, Director

John A. Schneider                *           Executive Vice President,
                                             Managing Director, Director

Daniel Selmonosky                *           Vice President - Elect, Director

Enrique F. Senior                *           Executive Vice President,
                                             Managing Director, Director

Stanley S. Shuman                *           Executive Vice President,
                                             Managing Director, Director

        Name**                Business            Principal Occupation (i.e.,
                              Address             Position with Allen &
                                                  Company Incorporated

John M. Simon                    *           Executive Vice President,
                                             Managing Director, Director

Ian G. Smith                     *           Vice President - Elect

Lauren M. Tyler                  *           Vice President - Elect, Director

Dennis J. Warfield               *           Vice President - Elect

Kim M. Weiland                   *           Vice President - Elect, Director

Edward D. Weinberger             *           Vice President, DirectorExecutive
                                             Vice President, Managing
                                             Director, Director



*         711 Fifth Avenue, New York, New York 10022-3194.

** All the Executive Officers and Directors of Allen Holding Inc. are U.S. citizens unless otherwise indicated.

                                   EXHIBIT J

                                              ALLEN TRADE DATE HISTORY REPORT
PAGE :  1
DATE : 10-08-1996
 T/D        S/D    B/S CXL  BL   SEC#      CUSIP#      SYM    QUANTITY  PRICE
--------  --------  -  ---  --  ------- ------------ -------- -------- -------
7/25/96   07/30/96  B       6D  E461066 294040100000    ENVG     1000   2.875
                             ENVIROGEN INC
                             SNET
                             WE MAKE A MKT IN THIS SECURI

7/25/96   07/30/96  B       6D  E461066 294040100000    ENVG     1000  2.875
                             ENVIROGEN INC
                             SNET
                             WE MAKE A MKT IN THIS SECURI

7/25/96   07/30/96  B       6D  E461066 294040100000    ENVG     2000   2.875
                             ENVIROGEN INC
                             WE MAKE A MKT IN THIS SECURITY

7/25/96   07/30/96  S       6D  E461066 294040100000    ENVG     5000  2.875
                             ENVIROGEN INC
                             WE MAKE A MKT IN THIS SECURITY

7/25/96   07/30/96  S       6D  E461066 294040100000    ENVG     5000   2.875
                             ENVIROGEN INC
                             WE MAKE A MKT IN THIS SECURITY

7/25/96   07/30/96  S       6D  E461066 294040100000    ENVG    10000   3
                             ENVIROGEN INC
                             WE MAKE A MKT IN THIS SECURITY

7/26/96   07/31/96  B       6D  E461066 294040100000    ENVG      975  2.5
                             ENVIROGEN INC
                             SNET
                             WE MAKE A MKT IN THIS SECURI

7/26/96   07/31/96  B       6D  E461066 294040100000    ENVG     1000    2.75
                             ENVIROGEN INC
                             WE MAKE A MKT IN THIS SECURITY


                            ALLEN TRADE DATE HISTORY REPORT
PAGE :  2
DATE : 10-08-1996
 T/D        S/D    B/S CXL  BL   SEC#      CUSIP#      SYM    QUANTITY  PRICE
--------  --------  -  ---  --  ------- ------------ -------- -------- --------
7/26/96   07/31/96  B       6D  E461066 294040100000    ENVG     2000   2.75
                             ENVIROGEN INC
                             WE MAKE A MKT IN THIS SECURITY

7/26/96   07/31/96  B       6D  E461066 294040100000    ENVG     3000   2.875
                             ENVIROGEN INC
                             WE MAKE A MKT IN THIS SECURITY

7/26/96   07/31/96  S       6D  E461066 294040100000    ENVG      500   2.75
                             ENVIROGEN INC
                             SOES
                             WE MAKE A MKT IN THIS SECURI

7/26/96   07/31/96  S       6D  E461066 294040100000    ENVG     1000     3
                             ENVIROGEN INC
                             ACES
                             WE MAKE A MKT IN THIS SECURI

7/30/96   08/02/96  B       6D  E461066 294040100000    ENVG     1000    2.75
                             ENVIROGEN INC
                             SNET
                             WE MAKE A MKT IN THIS SECURI

7/30/96   08/02/96  B       6D  E461066 294040100000    ENVG     2000    2.75
                             ENVIROGEN INC
                             SNET
                             WE MAKE A MKT IN THIS SECURI

7/30/96   08/02/96  S       6D  E461066 294040100000    ENVG      275    2.75
                             ENVIROGEN INC
                             WE MAKE A MKT IN THIS SECURITY

                                                ALLEN TRADE DATE HISTORY REPORT
PAGE :  3
DATE : 10-08-1996
 T/D        S/D    B/S CXL  BL   SEC#      CUSIP#      SYM    QUANTITY  PRICE
--------  --------  -  ---  --  ------- ------------ -------- -------- --------
7/30/96   08/02/96  S       6D  E461066 294040100000    ENVG     1000   2.75
                             ENVIROGEN INC
                             ACES
                             WE MAKE A MKT IN THIS SECURI

7/30/96   08/02/96  S       6D  E461066 294040100000    ENVG     4000   2.75
                             ENVIROGEN INC
                             WE MAKE A MKT IN THIS SECURITY

7/31/96   08/05/96  S       6D  E461066 294040100000    ENVG     2000   2.875
                             ENVIROGEN INC
                             ACES
                             WE MAKE A MKT IN THIS SECURI

8/01/96   08/06/96  B       6D  E461066 294040100000    ENVG      315    2.75
                             ENVIROGEN INC
                             SOES
                             WE MAKE A MKT IN THIS SECURI

8/01/96   08/06/96  B       6D  E461066 294040100000    ENVG     1000   2.625
                             ENVIROGEN INC
                             WE MAKE A MKT IN THIS SECURITY

8/01/96   08/06/96  B       6D  E461066 294040100000    ENVG     1000    2.75
                             ENVIROGEN INC
                             ACES
                             WE MAKE A MKT IN THIS SECURI

8/01/96   08/06/96  B       6D  E461066 294040100000    ENVG     5000    2.75
                             ENVIROGEN INC
                             WE MAKE A MKT IN THIS SECURITY

                                                ALLEN TRADE DATE HISTORY REPORT
PAGE :  4
DATE : 10-08-1996
 T/D        S/D    B/S CXL  BL   SEC#      CUSIP#      SYM    QUANTITY  PRICE
--------  --------  -  ---  --  ------- ------------ -------- -------- --------
8/01/96   08/06/96  S       6D  E461066 294040100000    ENVG     5000    2.75
                             ENVIROGEN INC
                             WE MAKE A MKT IN THIS SECURITY

8/02/96   08/07/96  S       6D  E461066 294040100000    ENVG     2000     3
                             ENVIROGEN INC
                             SNET
                             WE MAKE A MKT IN THIS SECURI

8/02/96   08/07/96  S       6D  E461066 294040100000    ENVG     4000   3.125
                             ENVIROGEN INC
                             WE MAKE A MKT IN THIS SECURITY

8/05/96   08/08/96  B       6D  E461066 294040100000    ENVG     3000    3
                             ENVIROGEN INC
                             SNET
                             WE MAKE A MKT IN THIS SECURI

8/05/96   08/08/96  S       6D  E461066 294040100000    ENVG     4000    3
                             ENVIROGEN INC
                             WE MAKE A MKT IN THIS SECURITY

8/06/96   08/09/96  B       6D  E461066 294040100000    ENVG      500    3
                             ENVIROGEN INC
                             INCA
                             WE MAKE A MKT IN THIS SECURI

8/06/96   08/09/96  S       6D  E461066 294040100000    ENVG      500   3.125
                             ENVIROGEN INC
                             SOES
                             WE MAKE A MKT IN THIS SECURI

                                                ALLEN TRADE DATE HISTORY REPORT
PAGE :  5
DATE : 10-08-1996
 T/D        S/D    B/S CXL  BL   SEC#      CUSIP#      SYM    QUANTITY  PRICE
--------  --------  -  ---  --  ------- ------------ -------- -----------------
8/06/96   08/09/96  S       6D  E461066 294040100000    ENVG     5000     3.125
                             ENVIROGEN INC
                             WE MAKE A MKT IN THIS SECURITY

08/07/96  08/12/96  B       6D  E461066 294040100000     ENVG      500    2.875
                             ENVIROGEN INC
                             SOES
                             WE MAKE A MKT IN THIS SECURI

08/07/96  08/12/96  B       6D  E461066 294040100000     ENVG     1700    2.875
                             ENVIROGEN INC
                             SNET
                             WE MAKE A MKT IN THIS SECURI

08/08/96  08/13/96  B       6D  E461066 294040100000     ENVG     2000    2.875
                             ENVIROGEN INC
                             WE MAKE A MKT IN THIS SECURITY


08/08/96  08/13/96  B       6D  E461066 294040100000     ENVG     2000    2.875
                             ENVIROGEN INC
                             WE MAKE A MKT IN THIS SECURITY


08/08/96  08/13/96  B       6D  E461066 294040100000     ENVG     3000    2.875
                             ENVIROGEN INC
                             WE MAKE A MKT IN THIS SECURITY


08/09/96  08/14/96  B       6D  E461066 294040100000     ENVG     2300       3
                             ENVIROGEN INC
                             WE MAKE A MKT IN THIS SECURITY

                                                ALLEN TRADE DATE HISTORY REPORT
PAGE :  6
DATE : 10-08-1996
 T/D        S/D    B/S CXL  BL   SEC#      CUSIP#      SYM    QUANTITY  PRICE
--------  --------  -  ---  --  ------- ------------ -------- -------- --------
08/09/96  08/14/96  B       6D  E461066 294040100000     ENVG     3000       3
                             ENVIROGEN INC
                             WE MAKE A MKT IN THIS SECURITY

08/09/96  08/14/96  S       6D  E461066 294040100000     ENVG      100     3.25
                             ENVIROGEN INC
                             ACES
                             WE MAKE A MKT IN THIS SECURI

08/09/96  08/14/96  S        6D  E461066 294040100000     ENVG     1500   3.125
                             ENVIROGEN INC
                             ACES
                             WE MAKE A MKT IN THIS SECURI

08/12/96  08/15/96  B       6D  E461066 294040100000     ENVG     1000    2.875
                             ENVIROGEN INC
                             SNET
                             WE MAKE A MKT IN THIS SECURI

08/12/96  08/15/96  B       6D  E461066 294040100000     ENVG     1000    2.875
                             ENVIROGEN INC
                             SNET
                             WE MAKE A MKT IN THIS SECURI

08/12/96  08/15/96  B       6D  E461066 294040100000     ENVG     1000    2.875
                             ENVIROGEN INC
                             WE MAKE A MKT IN THIS SECURITY


08/12/96  08/15/96  B       6D  E461066 294040100000     ENVG     1000        3
                             ENVIROGEN INC
                             SNET
                             WE MAKE A MKT IN THIS SECURI


                         ALLEN TRADE DATE HISTORY REPORT
PAGE :  7
DATE : 10-08-1996
 T/D        S/D    B/S CXL  BL   SEC#      CUSIP#      SYM    QUANTITY  PRICE
--------  --------  -  ---  --  ------- ------------ -------- -------- --------
08/12/96  08/15/96  B       6D  E461066 294040100000     ENVG     3000   2.875
                             ENVIROGEN INC
                             WE MAKE A MKT IN THIS SECURITY

08/12/96  08/15/96  B       6D  E461066 294040100000     ENVG     3000   2.875
                             ENVIROGEN INC
                             WE MAKE A MKT IN THIS SECURITY

08/12/96  08/15/96  S       6D  E461066 294040100000     ENVG     1000   2.875
                             ENVIROGEN INC
                             SNET
                             WE MAKE A MKT IN THIS SECURI

08/12/96  08/15/96  S       6D  E461066 294040100000     ENVG     1000    2.875
                             ENVIROGEN INC
                             SNET
                             WE MAKE A MKT IN THIS SECURI

08/12/96  08/15/96  S       6D  E461066 294040100000     ENVG     1000    2.875
                             ENVIROGEN INC
                             SNET
                            WE MAKE A MKT IN THIS SECURI

08/12/96  08/15/96  S       6D  E461066 294040100000     ENVG     1000    2.875
                             ENVIROGEN INC
                             SNET
                             WE MAKE A MKT IN THIS SECURI

08/12/96  08/15/96  S       6D  E461066 294040100000     ENVG     1000    2.875
                             ENVIROGEN INC
                             SNET
                             WE MAKE A MKT IN THIS SECURI
                     +


                          ALLEN TRADE DATE HISTORY REPORT
PAGE :  8
DATE : 10-08-1996
 T/D        S/D    B/S CXL  BL   SEC#      CUSIP#      SYM    QUANTITY  PRICE
--------  --------  -  ---  --  ------- ------------ -------- -------- --------
08/12/96  08/15/96  S       6D  E461066 294040100000     ENVG     2000    2.875
                             ENVIROGEN INC
                             SNET
                             WE MAKE A MKT IN THIS SECURI

08/12/96  08/15/96  S       6D  E461066 294040100000     ENVG     3000       3
                             ENVIROGEN INC
                             WE MAKE A MKT IN THIS SECURITY

08/12/96  08/15/96  S       6D  E461066 294040100000     ENVG     5000    2.875
                             ENVIROGEN INC
                             WE MAKE A MKT IN THIS SECURITY

08/12/96  08/15/96  S       6D  E461066 294040100000     ENVG     8000    3.125
                             ENVIROGEN INC
                             WE MAKE A MKT IN THIS SECURITY

08/13/96  08/16/96  B       6D  E461066 294040100000     ENVG     3000    2.875
                             ENVIROGEN INC
                             WE MAKE A MKT IN THIS SECURITY


08/13/96  08/16/96  B       6D  E461066 294040100000     ENVG     3000    2.875
                             ENVIROGEN INC
                             WE MAKE A MKT IN THIS SECURITY


08/13/96  08/16/96  B       6D  E461066 294040100000     ENVG     3000        3
                             ENVIROGEN INC
                             WE MAKE A MKT IN THIS SECURITY

                                                ALLEN TRADE DATE HISTORY REPORT
PAGE :  9
DATE : 10-08-1996
 T/D        S/D    B/S CXL  BL   SEC#      CUSIP#      SYM    QUANTITY  PRICE
--------  --------  -  ---  --  ------- ------------ -------- -------- --------
08/13/96  08/16/96  B       6D  E461066 294040100000     ENVG     3000        3
                             ENVIROGEN INC
                             WE MAKE A MKT IN THIS SECURITY


08/13/96  08/16/96  B       6D  E461066 294040100000     ENVG     3000        3
                             ENVIROGEN INC
                             WE MAKE A MKT IN THIS SECURITY


08/13/96  08/16/96  S       6D  E461066 294040100000     ENVG     1500        3
                             ENVIROGEN INC
                             ACES
                             WE MAKE A MKT IN THIS SECURI

08/13/96  08/16/96  S       6D  E461066 294040100000     ENVG     1650    3.125
                             ENVIROGEN INC
                             WE MAKE A MKT IN THIS SECURITY

08/13/96  08/16/96  S       6D  E461066 294040100000     ENVG     3000        3
                             ENVIROGEN INC
                             WE MAKE A MKT IN THIS SECURITY


08/13/96  08/16/96  S       6D  E461066 294040100000     ENVG     3000    3.125
                             ENVIROGEN INC
                             SNET
                             WE MAKE A MKT IN THIS SECURI

08/13/96  08/16/96  S       6D  E461066 294040100000     ENVG     5000        3
                             ENVIROGEN INC
                             WE MAKE A MKT IN THIS SECURITY

                  ALLEN TRADE DATE HISTORY REPORT
PAGE :  10
DATE : 10-08-1996
 T/D        S/D    B/S CXL  BL   SEC#      CUSIP#      SYM    QUANTITY  PRICE
--------  --------  -  ---  --  ------- ------------ -------- -------- --------
08/14/96  08/19/96  B       6D  E461066 294040100000     ENVG     1000       3
                             ENVIROGEN INC
                             SNET
                             WE MAKE A MKT IN THIS SECURI

08/14/96  08/19/96  B       6D  E461066 294040100000     ENVG     1000     3.25
                             ENVIROGEN INC
                             SNET
                             WE MAKE A MKT IN THIS SECURI

08/14/96  08/19/96  B       6D  E461066 294040100000     ENVG     1000     3.25
                             ENVIROGEN INC
                             SNET
                             WE MAKE A MKT IN THIS SECURI

08/14/96  08/19/96  B       6D  E461066 294040100000     ENVG     1000     3.25
                             ENVIROGEN INC
                             SNET
                             WE MAKE A MKT IN THIS SECURI

08/14/96  08/19/96  B       6D  E461066 294040100000     ENVG     1000     3.25
                             ENVIROGEN INC
                             WE MAKE A MKT IN THIS SECURITY


08/14/96  08/19/96  B       6D  E461066 294040100000     ENVG     2000    3.125
                             ENVIROGEN INC
                             INCA
                             WE MAKE A MKT IN THIS SECURI

08/14/96  08/19/96  B       6D  E461066 294040100000     ENVG     5000    3.125
                             ENVIROGEN INC
                             WE MAKE A MKT IN THIS SECURITY


                            ALLEN TRADE DATE HISTORY REPORT
PAGE :  11
DATE : 10-08-1996
 T/D        S/D    B/S CXL  BL   SEC#      CUSIP#      SYM    QUANTITY  PRICE
--------  --------  -  ---  --  ------- ------------ -------- -------- --------
08/14/96  08/19/96  S       6D  E461066 294040100000     ENVG      300     3.25
                             ENVIROGEN INC
                             SOES
                             WE MAKE A MKT IN THIS SECURI

08/14/96  08/19/96  S       6D  E461066 294040100000     ENVG     2000        3
                             ENVIROGEN INC
                             ACES
                             WE MAKE A MKT IN THIS SECURI

08/14/96  08/19/96  S       6D  E461066 294040100000     ENVG     2000     3.25
                             ENVIROGEN INC
                             ACES
                             WE MAKE A MKT IN THIS SECURI

08/14/96  08/19/96  S       6D  E461066 294040100000     ENVG     4000     3.25
                             ENVIROGEN INC
                             WE MAKE A MKT IN THIS SECURITY

08/14/96  08/19/96  S       6D  E461066 294040100000     ENVG     5000     3.25
                             ENVIROGEN INC
                             WE MAKE A MKT IN THIS SECURITY

08/14/96  08/19/96  S       6H  E461066 294040100000     ENVG     2000     3.25
                             ENVIROGEN INC
                             WE MAKE A MKT IN THIS SECURITY

08/15/96  08/20/96  B       6D  E461066 294040100000     ENVG     2500    3.125
                             ENVIROGEN INC
                             WE MAKE A MKT IN THIS SECURITY

08/15/96  08/20/96  B       6D  E461066 294040100000     ENVG     3000        3
                             ENVIROGEN INC
                             WE MAKE A MKT IN THIS SECURITY


                        ALLEN TRADE DATE HISTORY REPORT
PAGE :  12
DATE : 10-08-1996
 T/D        S/D    B/S CXL  BL   SEC#      CUSIP#      SYM    QUANTITY  PRICE
 -----  --------  -  ---  --  ------- ------------ -------- -------- --------
08/15/96  08/20/96  B       6D  E461066 294040100000     ENVG     3000    3.125
                             ENVIROGEN INC
                             WE MAKE A MKT IN THIS SECURITY

08/15/96  08/20/96  B       6D  E461066 294040100000     ENVG     5000       3
                             ENVIROGEN INC
                             WE MAKE A MKT IN THIS SECURITY

08/15/96  08/20/96  S       6D  E461066 294040100000     ENVG      100     3.25
                             ENVIROGEN INC
                             SOES
                             WE MAKE A MKT IN THIS SECURI

08/15/96  08/20/96  S       6D  E461066 294040100000     ENVG      500    3.125
                             ENVIROGEN INC
                             ACES
                             WE MAKE A MKT IN THIS SECURI

08/20/96  08/23/96  B       6D  E461066 294040100000     ENVG      500     2.75
                             ENVIROGEN INC
                             SNET
                             WE MAKE A MKT IN THIS SECURI

08/20/96  08/23/96  S       6D  E461066 294040100000     ENVG     3000    2.875
                             ENVIROGEN INC
                             WE MAKE A MKT IN THIS SECURITY

08/21/96  08/26/96  S       6D  E461066 294040100000     ENVG      300    2.875
                             ENVIROGEN INC
                             ACES
                             WE MAKE A MKT IN THIS SECURI

                                            ALLEN TRADE DATE HISTORY REPORT
PAGE :  13
DATE : 10-08-1996
 T/D        S/D    B/S CXL  BL   SEC#      CUSIP#      SYM    QUANTITY  PRICE
--------  --------  -  ---  --  ------- ------------ -------- -------- --------
08/22/96  08/27/96  S       6D  E461066 294040100000     ENVG      670    2.875
                             ENVIROGEN INC
                             ACES
                             WE MAKE A MKT IN THIS SECURI

08/26/96  08/29/96  B       6D  E461066 294040100000     ENVG      400       3
                             ENVIROGEN INC
                             SOES
                             WE MAKE A MKT IN THIS SECURI

08/26/96  08/29/96  B       6D  E461066 294040100000     ENVG     3000       3
                             ENVIROGEN INC
                             WE MAKE A MKT IN THIS SECURITY

08/26/96  08/29/96  S       6D  E461066 294040100000     ENVG     1100    3.125
                             ENVIROGEN INC
                             ACES
                             WE MAKE A MKT IN THIS SECURI

08/26/96  08/29/96  S       6D  E461066 294040100000     ENVG     2000    3.25
                             ENVIROGEN INC
                             ACES
                             WE MAKE A MKT IN THIS SECURI

08/26/96  08/29/96  S       6H  E461066 294040100000     ENVG     5000   3.0625
                             ENVIROGEN INC
                             WE MAKE A MKT IN THIS SECURITY

08/27/96  08/30/96  B       6D  E461066 294040100000     ENVG      417       3
                             ENVIROGEN INC
                             WE MAKE A MKT IN THIS SECURITY


                        ALLEN TRADE DATE HISTORY REPORT
PAGE :  14
DATE : 10-08-1996
 T/D        S/D    B/S CXL  BL   SEC#      CUSIP#      SYM    QUANTITY  PRICE
--------  --------  -  ---  --  ------- ------------ -------- -------- --------
08/27/96  08/30/96  B       6D  E461066 294040100000     ENVG     1000       3
                             ENVIROGEN INC
                             WE MAKE A MKT IN THIS SECURITY

08/27/96  08/30/96  B       6D  E461066 294040100000     ENVG     2500       3
                             ENVIROGEN INC
                             SNET
                             WE MAKE A MKT IN THIS SECURI

08/27/96  08/30/96  B       6D  E461066 294040100000     ENVG     3000       3
                             ENVIROGEN INC
                             WE MAKE A MKT IN THIS SECURITY

08/27/96  08/30/96  S       6D  E461066 294040100000     ENVG     1000    3.125
                             ENVIROGEN INC
                             WE MAKE A MKT IN THIS SECURITY

08/28/96  09/03/96  B       6D  E461066 294040100000     ENVG      130    2.875
                             ENVIROGEN INC
                             SOES
                             WE MAKE A MKT IN THIS SECURI

08/28/96  09/03/96  B       6D  E461066 294040100000     ENVG     3000       3
                             ENVIROGEN INC
                             WE MAKE A MKT IN THIS SECURITY

08/28/96  09/03/96  B       6D  E461066 294040100000     ENVG     5000       3
                             ENVIROGEN INC
                             WE MAKE A MKT IN THIS SECURITY

08/28/96  09/03/96  S       6D  E461066 294040100000     ENVG     2500    3.125
                             ENVIROGEN INC
                             WE MAKE A MKT IN THIS SECURITY


                        ALLEN TRADE DATE HISTORY REPORT
PAGE :  15
DATE : 10-08-1996
 T/D        S/D    B/S CXL  BL   SEC#      CUSIP#      SYM    QUANTITY  PRICE
--------  --------  -  ---  --  ------- ------------ -------- -------- --------
08/29/96  09/04/96  B       6D  E461066 294040100000     ENVG     3500   3.0625
                             ENVIROGEN INC
                             WE MAKE A MKT IN THIS SECURITY

08/29/96  09/04/96  S       6D  E461066 294040100000     ENVG      700    3.125
                             ENVIROGEN INC
                             WE MAKE A MKT IN THIS SECURITY

08/29/96  09/04/96  S       6D  E461066 294040100000     ENVG     4000    3.125
                             ENVIROGEN INC
                             WE MAKE A MKT IN THIS SECURITY

08/30/96  09/05/96  B       6D  E461066 294040100000     ENVG     1000    2.875
                             ENVIROGEN INC
                             ACES
                             WE MAKE A MKT IN THIS SECURI

08/30/96  09/05/96  S       6D  E461066 294040100000     ENVG      200       3
                             ENVIROGEN INC
                             WE MAKE A MKT IN THIS SECURITY

08/30/96  09/05/96  S       6D  E461066 294040100000     ENVG     2000     3.25
                             ENVIROGEN INC
                             WE MAKE A MKT IN THIS SECURITY

08/30/96  09/05/96  S       6D  E461066 294040100000     ENVG     2200     3.25
                             ENVIROGEN INC
                             WE MAKE A MKT IN THIS SECURITY

08/30/96  09/05/96  S       6D  E461066 294040100000     ENVG     2500    3.125
                             ENVIROGEN INC
                             WE MAKE A MKT IN THIS SECURITY

                                            ALLEN TRADE DATE HISTORY REPORT
PAGE :  16
DATE : 10-08-1996
 T/D        S/D    B/S CXL  BL   SEC#      CUSIP#      SYM    QUANTITY  PRICE
--------  --------  -  ---  --  ------- ------------ -------- -------- --------
09/03/96  09/06/96  B       6D  E461066 294040100000     ENVG     1000     3.25
                             ENVIROGEN INC
                             SNET
                             WE MAKE A MKT IN THIS SECURI

09/03/96  09/06/96  B       6D  E461066 294040100000     ENVG     1000     3.25
                             ENVIROGEN INC
                             SNET
                             WE MAKE A MKT IN THIS SECURI

09/03/96  09/06/96  B       6D  E461066 294040100000     ENVG     1000     3.25
                             ENVIROGEN INC
                             SNET
                             WE MAKE A MKT IN THIS SECURI

09/03/96  09/06/96  B       6D  E461066 294040100000     ENVG     5000     3.25
                             ENVIROGEN INC
                             WE MAKE A MKT IN THIS SECURITY


09/03/96  09/06/96  B       6D  E461066 294040100000     ENVG     5000     3.25
                             ENVIROGEN INC
                             SNET
                             WE MAKE A MKT IN THIS SECURI

09/03/96  09/06/96  S       6D  E461066 294040100000     ENVG    12000     3.25
                             ENVIROGEN INC
                             WE MAKE A MKT IN THIS SECURITY

09/04/96  09/09/96  B       6D  E461066 294040100000     ENVG     2000    3.125
                             ENVIROGEN INC
                             WE MAKE A MKT IN THIS SECURITY


                        ALLEN TRADE DATE HISTORY REPORT
PAGE :  17
DATE : 10-08-1996
 T/D        S/D    B/S CXL  BL   SEC#      CUSIP#      SYM    QUANTITY  PRICE
--------  --------  -  ---  --  ------- ------------ -------- -------- --------
09/04/96  09/09/96  B       6D  E461066 294040100000     ENVG     3000    3.125
                             ENVIROGEN INC
                             WE MAKE A MKT IN THIS SECURITY

09/04/96  09/09/96  B       6D  E461066 294040100000     ENVG     5000    3.125
                             ENVIROGEN INC
                             WE MAKE A MKT IN THIS SECURITY

09/04/96  09/09/96  S       6D  E461066 294040100000     ENVG     2000     3.25
                             ENVIROGEN INC
                             ACES
                             WE MAKE A MKT IN THIS SECURI

09/04/96  09/09/96  S       6D  E461066 294040100000     ENVG     2500     3.25
                             ENVIROGEN INC
                             WE MAKE A MKT IN THIS SECURITY

09/04/96  09/09/96  S       6D  E461066 294040100000     ENVG     5000     3.25
                             ENVIROGEN INC
                             WE MAKE A MKT IN THIS SECURITY

09/04/96  09/09/96  S       6D  E461066 294040100000     ENVG     7500    3.125
                             ENVIROGEN INC
                             WE MAKE A MKT IN THIS SECURITY

09/05/96  09/10/96  B       6D  E461066 294040100000     ENVG     5000     3.25
                             ENVIROGEN INC
                             WE MAKE A MKT IN THIS SECURITY

09/05/96  09/10/96  B       6D  E461066 294040100000     ENVG     5000     3.25
                             ENVIROGEN INC
                             WE MAKE A MKT IN THIS SECURITY

                                            ALLEN TRADE DATE HISTORY REPORT
PAGE :  18
DATE : 10-08-1996
 T/D        S/D    B/S CXL  BL   SEC#      CUSIP#      SYM    QUANTITY  PRICE
--------  --------  -  ---  --  ------- ------------ -------- -------- --------
09/05/96  09/10/96  B       6D  E461066 294040100000     ENVG     5000     3.25
                             ENVIROGEN INC
                             WE MAKE A MKT IN THIS SECURITY

09/05/96  09/10/96  S       6D  E461066 294040100000     ENVG      200    3.375
                             ENVIROGEN INC
                             SOES
                             WE MAKE A MKT IN THIS SECURI

09/05/96  09/10/96  S       6D  E461066 294040100000     ENVG     1000    3.375
                             ENVIROGEN INC
                             ACES
                             WE MAKE A MKT IN THIS SECURI

09/05/96  09/10/96  S       6D  E461066 294040100000     ENVG     5000    3.375
                             ENVIROGEN INC
                             WE MAKE A MKT IN THIS SECURITY

09/05/96  09/10/96  S       6D  E461066 294040100000     ENVG     5000    3.375
                             ENVIROGEN INC
                             WE MAKE A MKT IN THIS SECURITY

09/06/96  09/11/96  B       6D  E461066 294040100000     ENVG     7000    3.375
                             ENVIROGEN INC
                             WE MAKE A MKT IN THIS SECURITY

09/06/96  09/11/96  B       6D  E461066 294040100000     ENVG     8000     3.25
                             ENVIROGEN INC
                             WE MAKE A MKT IN THIS SECURITY

09/06/96  09/11/96  B       6D  E461066 294040100000     ENVG    10000    3.375
                             ENVIROGEN INC
                             WE MAKE A MKT IN THIS SECURITY

                        ALLEN TRADE DATE HISTORY REPORT
PAGE :  19
DATE : 10-08-1996
 T/D        S/D    B/S CXL  BL   SEC#      CUSIP#      SYM    QUANTITY  PRICE
--------  --------  -  ---  --  ------- ------------ -------- -------- --------
09/06/96  09/11/96  S       6D  E461066 294040100000     ENVG      400    3.375
                             ENVIROGEN INC
                             SNET
                             WE MAKE A MKT IN THIS SECURI

09/06/96  09/11/96  S       6D  E461066 294040100000     ENVG     5000    3.375
                             ENVIROGEN INC
                             SNET
                             WE MAKE A MKT IN THIS SECURI

09/06/96  09/11/96  S       6D  E461066 294040100000     ENVG     5000    3.375
                             ENVIROGEN INC
                             WE MAKE A MKT IN THIS SECURITY

09/06/96  09/11/96  S       6D  E461066 294040100000     ENVG     5000      3.5
                             ENVIROGEN INC
                             SNET
                             WE MAKE A MKT IN THIS SECURI

09/06/96  09/11/96  S       6D  E461066 294040100000     ENVG    10000   3.4375
                             ENVIROGEN INC
                             WE MAKE A MKT IN THIS SECURITY

09/09/96  09/12/96  B       6D  E461066 294040100000     ENVG     5000    3.375
                             ENVIROGEN INC
                             WE MAKE A MKT IN THIS SECURITY

09/09/96  09/12/96  S       6D  E461066 294040100000     ENVG      100    3.5
                             ENVIROGEN INC
                             INCA
                             WE MAKE A MKT IN THIS SECURI


                                               ALLEN TRADE DATE HISTORY REPORT
PAGE :  20
DATE : 10-08-1996
 T/D        S/D    B/S CXL  BL   SEC#      CUSIP#      SYM    QUANTITY  PRICE
--------  --------  -  ---  --  ------- ------------ -------- -------- --------
09/09/96  09/12/96  S       6D  E461066 294040100000     ENVG      100      3.5
                             ENVIROGEN INC
                             INCA
                             WE MAKE A MKT IN THIS SECURI

09/09/96  09/12/96  S       6D  E461066 294040100000     ENVG     1300      3.5
                             ENVIROGEN INC
                             INCA
                             WE MAKE A MKT IN THIS SECURI

09/10/96  09/13/96  B       6D  E461066 294040100000     ENVG     1000    3.375
                             ENVIROGEN INC
                             ACES
                             WE MAKE A MKT IN THIS SECURI

09/10/96  09/13/96  B       6D  E461066 294040100000     ENVG     3000      3.5
                             ENVIROGEN INC
                             WE MAKE A MKT IN THIS SECURITY

09/10/96  09/13/96  B       6D  E461066 294040100000     ENVG     5000    3.375
                             ENVIROGEN INC
                             WE MAKE A MKT IN THIS SECURITY

09/10/96  09/13/96  B       6D  E461066 294040100000     ENVG    15000      3.5
                             ENVIROGEN INC
                             WE MAKE A MKT IN THIS SECURITY

09/10/96  09/13/96  B       6H  E461066 294040100000     ENVG     5000    3.625
                             ENVIROGEN INC
                             WE MAKE A MKT IN THIS SECURITY

                                            ALLEN TRADE DATE HISTORY REPORT
PAGE :  21
DATE : 10-08-1996
 T/D        S/D    B/S CXL  BL   SEC#      CUSIP#      SYM    QUANTITY  PRICE
--------  --------  -  ---  --  ------- ------------ -------- -------- --------
09/10/96  09/13/96  S       6D  E461066 294040100000     ENVG      100      3.5
                             ENVIROGEN INC
                             SOES
                             WE MAKE A MKT IN THIS SECURI

09/10/96  09/13/96  S       6D  E461066 294040100000     ENVG      100    3.625
                             ENVIROGEN INC
                             INCA
                             WE MAKE A MKT IN THIS SECURI

09/10/96  09/13/96  S       6D  E461066 294040100000     ENVG      200      3.5
                             ENVIROGEN INC
                             SOES
                             WE MAKE A MKT IN THIS SECURI

9/10/96  09/13/96  S       6D  E461066 294040100000     ENVG      400      3.5
                             ENVIROGEN INC
                             SOES
                             WE MAKE A MKT IN THIS SECURI

09/10/96  09/13/96  S       6D  E461066 294040100000     ENVG      500      3.5
                             ENVIROGEN INC
                             SOES
                             WE MAKE A MKT IN THIS SECURI
09/10/96  09/13/96  S       6D  E461066 294040100000     ENVG      500      3.5
                             ENVIROGEN INC
                             SNET
                             WE MAKE A MKT IN THIS SECURI

09/10/96  09/13/96  S       6D  E461066 294040100000     ENVG      500     3.75
                             ENVIROGEN INC
                             SOES
                             WE MAKE A MKT IN THIS SECURI

                                            ALLEN TRADE DATE HISTORY REPORT
PAGE :  22
DATE : 10-08-1996
 T/D        S/D    B/S CXL  BL   SEC#      CUSIP#      SYM    QUANTITY  PRICE
--------  --------  -  ---  --  ------- ------------ -------- -------- --------
09/10/96  09/13/96  S       6D  E461066 294040100000     ENVG      500     3.75
                             ENVIROGEN INC
                             SOES
                             WE MAKE A MKT IN THIS SECURI

09/10/96  09/13/96  S       6D  E461066 294040100000     ENVG      900    3.625
                             ENVIROGEN INC
                             INCA
                             WE MAKE A MKT IN THIS SECURI

09/10/96  09/13/96  S       6D  E461066 294040100000     ENVG     1000      3.5
                             ENVIROGEN INC
                             SNET
                             WE MAKE A MKT IN THIS SECURI

09/10/96  09/13/96  S       6D  E461066 294040100000     ENVG     1000      3.5
                             ENVIROGEN INC
                             SNET
                             WE MAKE A MKT IN THIS SECURI

09/10/96  09/13/96  S       6D  E461066 294040100000     ENVG     1000      3.5
                             ENVIROGEN INC
                             WE MAKE A MKT IN THIS SECURITY

09/10/96  09/13/96  S       6D  E461066 294040100000     ENVG    10000     3.75
                             ENVIROGEN INC
                             SNET
                             WE MAKE A MKT IN THIS SECURI

09/11/96  09/16/96  B       6D  E461066 294040100000     ENVG     3000    3.375
                             ENVIROGEN INC
                             WE MAKE A MKT IN THIS SECURITY


                                      ALLEN TRADE DATE HISTORY REPORT
PAGE :  23
DATE : 10-08-1996
 T/D        S/D    B/S CXL  BL   SEC#      CUSIP#      SYM    QUANTITY  PRICE
--------  --------  -  ---  --  ------- ------------ -------- -------- --------
09/11/96  09/16/96  B       6D  E461066 294040100000     ENVG     5000    3.375
                             ENVIROGEN INC
                             WE MAKE A MKT IN THIS SECURITY

09/11/96  09/16/96  S       6D  E461066 294040100000     ENVG      500      3.5
                             ENVIROGEN INC
                             SOES
                             WE MAKE A MKT IN THIS SECURI

09/11/96  09/16/96  S       6D  E461066 294040100000     ENVG     4000      3.5
                             ENVIROGEN INC
                             WE MAKE A MKT IN THIS SECURITY

09/11/96  09/16/96  S       6D  E461066 294040100000     ENVG     5000      3.5
                             ENVIROGEN INC
                             WE MAKE A MKT IN THIS SECURITY

09/13/96  09/18/96  B       6D  E461066 294040100000     ENVG      200     3.75
                             ENVIROGEN INC
                             INCA
                             WE MAKE A MKT IN THIS SECURI

09/13/96  09/18/96  B       6D  E461066 294040100000     ENVG      800     3.75
                             ENVIROGEN INC
                             INCA
                             WE MAKE A MKT IN THIS SECURI

009/13/96  09/18/96  B       6D  E461066 294040100000     ENVG     1000    3.75
                             ENVIROGEN INC
                             SNET
                             WE MAKE A MKT IN THIS SECURI

                                            ALLEN TRADE DATE HISTORY REPORT
PAGE :  24
DATE : 10-08-1996
 T/D        S/D    B/S CXL  BL   SEC#      CUSIP#      SYM    QUANTITY  PRICE
--------  --------  -  ---  --  ------- ------------ -------- -------- --------
09/13/96  09/18/96  B       6D  E461066 294040100000     ENVG     1600     3.75
                             ENVIROGEN INC
                             SNET
                             WE MAKE A MKT IN THIS SECURI

09/13/96  09/18/96  B       6D  E461066 294040100000     ENVG     5000    3.375
                             ENVIROGEN INC
                             WE MAKE A MKT IN THIS SECURITY

09/13/96  09/18/96  B       6D  E461066 294040100000     ENVG     5000    3.375
                             ENVIROGEN INC
                             WE MAKE A MKT IN THIS SECURITY

09/13/96  09/18/96  B       6D  E461066 294040100000     ENVG     7500   3.4375
                             ENVIROGEN INC
                             WE MAKE A MKT IN THIS SECURITY

09/13/96  09/18/96  B       6D  E461066 294040100000     ENVG    10000   3.4375
                             ENVIROGEN INC
                             WE MAKE A MKT IN THIS SECURITY

09/13/96  09/18/96  B       6D  E461066 294040100000     ENVG    15000   3.4375
                             ENVIROGEN INC
                             WE MAKE A MKT IN THIS SECURITY

09/13/96  09/18/96  S       6D  E461066 294040100000     ENVG      500      3.5
                             ENVIROGEN INC
                             SOES
                             WE MAKE A MKT IN THIS SECURI

09/13/96  09/18/96  S       6D  E461066 294040100000     ENVG     1000   3.4375
                             ENVIROGEN INC
                             INCA
                             WE MAKE A MKT IN THIS SECURI


                     ALLEN TRADE DATE HISTORY REPORT
PAGE :  25
DATE : 10-08-1996
 T/D        S/D    B/S CXL  BL   SEC#      CUSIP#      SYM    QUANTITY  PRICE
--------  --------  -  ---  --  ------- ------------ -------- -------- --------
09/13/96  09/18/96  S       6D  E461066 294040100000     ENVG     1500   3.4375
                             ENVIROGEN INC
                             INCA
                             WE MAKE A MKT IN THIS SECURI

09/13/96  09/18/96  S       6D  E461066 294040100000     ENVG     1648    3.625
                             ENVIROGEN INC
                             SNET
                             WE MAKE A MKT IN THIS SECURI

09/13/96  09/18/96  S       6D  E461066 294040100000     ENVG     2000    3.625
                             ENVIROGEN INC
                             WE MAKE A MKT IN THIS SECURITY

09/13/96  09/18/96  S       6D  E461066 294040100000     ENVG     2000     3.75
                             ENVIROGEN INC
                             WE MAKE A MKT IN THIS SECURITY

09/13/96  09/18/96  S       6D  E461066 294040100000     ENVG     2000    3.875
                             ENVIROGEN INC
                             WE MAKE A MKT IN THIS SECURITY

09/13/96  09/18/96  S       6D  E461066 294040100000     ENVG     2500      3.5
                             ENVIROGEN INC
                             WE MAKE A MKT IN THIS SECURITY

09/13/96  09/18/96  S       6D  E461066 294040100000     ENVG     3000   3.4375
                             ENVIROGEN INC
                             INCA
                             WE MAKE A MKT IN THIS SECURI

09/13/96  09/18/96  S       6D  E461066 294040100000     ENVG     3000      3.5
                             ENVIROGEN INC
                             WE MAKE A MKT IN THIS SECURITY


                        ALLEN TRADE DATE HISTORY REPORT
PAGE :  26
DATE : 10-08-1996
 T/D        S/D    B/S CXL  BL   SEC#      CUSIP#      SYM    QUANTITY  PRICE
--------  --------  -  ---  --  ------- ------------ -------- -------- --------
09/13/96  09/18/96  S       6D  E461066 294040100000     ENVG     5000      3.5
                             ENVIROGEN INC
                             WE MAKE A MKT IN THIS SECURITY

09/13/96  09/18/96  S       6D  E461066 294040100000     ENVG     5000      3.5
                             ENVIROGEN INC
                             SNET
                             WE MAKE A MKT IN THIS SECURI

09/13/96  09/18/96  S       6D  E461066 294040100000     ENVG     5000      3.5
                             ENVIROGEN INC
                             SNET
                             WE MAKE A MKT IN THIS SECURI

09/13/96  09/18/96  S       6D  E461066 294040100000     ENVG     6000    3.625
                             ENVIROGEN INC
                             WE MAKE A MKT IN THIS SECURITY

09/13/96  09/18/96  S       6D  E461066 294040100000     ENVG     6000    3.875
                             ENVIROGEN INC
                            WE MAKE A MKT IN THIS SECURITY

09/13/96  09/18/96  S       6D  E461066 294040100000     ENVG     7500      3.5
                             ENVIROGEN INC
                             WE MAKE A MKT IN THIS SECURITY

09/13/96  09/18/96  S       6D  E461066 294040100000     ENVG    10000      3.5
                             ENVIROGEN INC
                             WE MAKE A MKT IN THIS SECURITY

09/16/96  09/17/96  B       6N  E461066 294040100000     ENVG    10500    3.625
                             ENVIROGEN INC
                             WE MAKE A MKT IN THIS SECURITY

                                            ALLEN TRADE DATE HISTORY REPORT
PAGE :  27
DATE : 10-08-1996
 T/D        S/D    B/S CXL  BL   SEC#      CUSIP#      SYM    QUANTITY  PRICE
--------  --------  -  ---  --  ------- ------------ -------- -------- --------
09/16/96  09/17/96  S       6N  E461066 294040100000     ENVG    10500    3.625
                             ENVIROGEN INC
                             0020000519000-CUSTOMER A/C
                             WE MAKE A MKT IN THIS SECURI

09/16/96  09/19/96  B       6D  E461066 294040100000     ENVG     7500    3.625
                             ENVIROGEN INC
                             WE MAKE A MKT IN THIS SECURITY

09/16/96  09/19/96  S       6D  E461066 294040100000     ENVG     1000    3.625
                             ENVIROGEN INC
                             SNET
                             WE MAKE A MKT IN THIS SECURI

09/16/96  09/19/96  S       6D  E461066 294040100000     ENVG     1000    3.625
                             ENVIROGEN INC
                             SNET
                             WE MAKE A MKT IN THIS SECURI

09/16/96  09/19/96  S       6D  E461066 294040100000     ENVG     1000     3.75
                             ENVIROGEN INC
                             SNET
                             WE MAKE A MKT IN THIS SECURI

09/16/96  09/19/96  S       6D  E461066 294040100000     ENVG     5000    3.625
                             ENVIROGEN INC
                             SNET
                             WE MAKE A MKT IN THIS SECURI

09/17/96  09/20/96  B       6D  E461066 294040100000     ENVG     5000   3.6875
                             ENVIROGEN INC
                             WE MAKE A MKT IN THIS SECURITY

                                            ALLEN TRADE DATE HISTORY REPORT
PAGE :  28
DATE : 10-08-1996
 T/D        S/D    B/S CXL  BL   SEC#      CUSIP#      SYM    QUANTITY  PRICE
-------  --------  -  ---  --  ------- ------------ -------- -------- --------
09/17/96  09/20/96  B       6D  E461066 294040100000     ENVG     5000     3.75
                             ENVIROGEN INC
                             WE MAKE A MKT IN THIS SECURITY

09/17/96  09/20/96  S       6D  E461066 294040100000     ENVG      150    3.875
                             ENVIROGEN INC
                             WE MAKE A MKT IN THIS SECURITY

09/17/96  09/20/96  S       6D  E461066 294040100000     ENVG     1000     3.75
                             ENVIROGEN INC
                             SNET
                             WE MAKE A MKT IN THIS SECURI

09/17/96  09/20/96  S       6D  E461066 294040100000     ENVG     1000     3.75
                             ENVIROGEN INC
                             INCA
                             WE MAKE A MKT IN THIS SECURI

09/17/96  09/20/96  S       6D  E461066 294040100000     ENVG     5000 3.765625
                             ENVIROGEN INC
                             SNET
                             WE MAKE A MKT IN THIS SECURI

09/17/96  09/20/96  S       6D  E461066 294040100000     ENVG     7500     3.75
                             ENVIROGEN INC
                             SNET
                             WE MAKE A MKT IN THIS SECURI

09/18/96  09/23/96  B       6D  E461066 294040100000     ENVG      750   3.6875
                             ENVIROGEN INC
                             ACES
                             WE MAKE A MKT IN THIS SECURI

                                            ALLEN TRADE DATE HISTORY REPORT
PAGE :  29
DATE : 10-08-1996
 T/D        S/D    B/S CXL  BL   SEC#      CUSIP#      SYM    QUANTITY  PRICE
--------  --------  -  ---  --  ------- ------------ -------- -------- --------
09/18/96  09/23/96  B       6D  E461066 294040100000     ENVG     3200     3.75
                             ENVIROGEN INC
                             WE MAKE A MKT IN THIS SECURITY

09/18/96  09/23/96  B       6D  E461066 294040100000     ENVG     5000   3.6875
                             ENVIROGEN INC
                             WE MAKE A MKT IN THIS SECURITY

09/18/96  09/23/96  B       6D  E461066 294040100000     ENVG     5000   3.6875
                             ENVIROGEN INC
                             WE MAKE A MKT IN THIS SECURITY

09/18/96  09/23/96  S       6D  E461066 294040100000     ENVG      500    3.875
                             ENVIROGEN INC
                             ACES
                             WE MAKE A MKT IN THIS SECURI

09/18/96  09/23/96  S       6D  E461066 294040100000     ENVG     5000     3.75
                             ENVIROGEN INC
                             WE MAKE A MKT IN THIS SECURITY

09/19/96  09/24/96  B       6N  E461066 294040100000     ENVG    40000   3.6875
                             ENVIROGEN INC
                             WE MAKE A MKT IN THIS SECURITY

09/19/96  09/24/96  S       6N  E461066 294040100000     ENVG    40000   3.6875
                             ENVIROGEN INC
                             REPORTED PRICE 3.6875000- 0
                             WE MAKE A MKT IN THIS SECURI

09/19/96  09/24/96  B       6D  E461066 294040100000     ENVG      100   3.6875
                             ENVIROGEN INC
                             SOES
                             WE MAKE A MKT IN THIS SECURI


                      ALLEN TRADE DATE HISTORY REPORT
PAGE :  30
DATE : 10-08-1996
 T/D        S/D    B/S CXL  BL   SEC#      CUSIP#      SYM    QUANTITY  PRICE
--------  --------  -  ---  --  ------- ------------ -------- -------- --------
09/19/96  09/24/96  B       6D  E461066 294040100000     ENVG     2500   3.6875
                             ENVIROGEN INC
                             WE MAKE A MKT IN THIS SECURITY

09/19/96  09/24/96  B       6D  E461066 294040100000     ENVG     2500   3.6875
                             ENVIROGEN INC
                             WE MAKE A MKT IN THIS SECURITY

09/19/96  09/24/96  B       6D  E461066 294040100000     ENVG     4000   3.6875
                             ENVIROGEN INC
                             INCA
                             WE MAKE A MKT IN THIS SECURI

09/19/96  09/24/96  B       6D  E461066 294040100000     ENVG     5000   3.6875
                             ENVIROGEN INC
                             WE MAKE A MKT IN THIS SECURITY

09/19/96  09/24/96  B       6D  E461066 294040100000     ENVG     7500   3.6875
                             ENVIROGEN INC
                             WE MAKE A MKT IN THIS SECURITY

09/19/96  09/24/96  B       6D  E461066 294040100000     ENVG     7500   3.6875
                             ENVIROGEN INC
                             WE MAKE A MKT IN THIS SECURITY

09/19/96  09/24/96  B       6D  E461066 294040100000     ENVG    10000   3.6875
                             ENVIROGEN INC
                             WE MAKE A MKT IN THIS SECURITY

09/19/96  09/24/96  S       6D  E461066 294040100000     ENVG     2000     3.75
                             ENVIROGEN INC
                             SNET
                             WE MAKE A MKT IN THIS SECURI


                    ALLEN TRADE DATE HISTORY REPORT
PAGE :  31
DATE : 10-08-1996
 T/D        S/D    B/S CXL  BL   SEC#      CUSIP#      SYM    QUANTITY  PRICE
--------  --------  -  ---  --  ------- ------------ -------- -------- --------
09/19/96  09/24/96  S       6D  E461066 294040100000     ENVG     2000     3.75
                             ENVIROGEN INC
                             SNET
                             WE MAKE A MKT IN THIS SECURI

09/19/96  09/24/96  S       6D  E461066 294040100000     ENVG     2550     3.75
                             ENVIROGEN INC
                             SNET
                             WE MAKE A MKT IN THIS SECURI

09/19/96  09/24/96  S       6D  E461066 294040100000     ENVG     3000     3.75
                             ENVIROGEN INC
                             SNET
                             WE MAKE A MKT IN THIS SECURI

09/19/96  09/24/96  S       6D  E461066 294040100000     ENVG     3500     3.75
                             ENVIROGEN INC
                             SNET
                             WE MAKE A MKT IN THIS SECURI

09/19/96  09/24/96  S       6D  E461066 294040100000     ENVG     5000     3.75
                             ENVIROGEN INC
                             WE MAKE A MKT IN THIS SECURITY

09/19/96  09/24/96  S       6D  E461066 294040100000     ENVG     6000     3.75
                             ENVIROGEN INC
                             SNET
                             WE MAKE A MKT IN THIS SECURI

09/19/96  09/24/96  S       6D  E461066 294040100000     ENVG    20000     3.75
                             ENVIROGEN INC
                             WE MAKE A MKT IN THIS SECURITY


                      ALLEN TRADE DATE HISTORY REPORT
PAGE :  32
DATE : 10-08-1996
 T/D        S/D    B/S CXL  BL   SEC#      CUSIP#      SYM    QUANTITY  PRICE
--------  --------  -  ---  --  ------- ------------ -------- -------- --------
09/19/96  09/24/96  S       6D  E461066 294040100000     ENVG    20000     3.75
                             ENVIROGEN INC
                             WE MAKE A MKT IN THIS SECURITY

09/19/96  09/24/96  S       6D  E461066 294040100000     ENVG    25000     3.75
                             ENVIROGEN INC
                             WE MAKE A MKT IN THIS SECURITY

09/20/96  09/25/96  B       6D  E461066 294040100000     ENVG     2000    3.625
                             ENVIROGEN INC
                             WE MAKE A MKT IN THIS SECURITY

09/20/96  09/25/96  B       6D  E461066 294040100000     ENVG     6500    3.625
                             ENVIROGEN INC
                             WE MAKE A MKT IN THIS SECURITY

09/20/96  09/25/96  S       6D  E461066 294040100000     ENVG     1500    3.625
                             ENVIROGEN INC
                             ACES
                             WE MAKE A MKT IN THIS SECURI

09/23/96  09/26/96  B       6D  E461066 294040100000     ENVG     1200   3.4375
                             ENVIROGEN INC
                             ACES
                             WE MAKE A MKT IN THIS SECURI

09/24/96  09/27/96  B       6D  E461066 294040100000     ENVG     3000   3.4375
                             ENVIROGEN INC
                             WE MAKE A MKT IN THIS SECURITY

09/24/96  09/27/96  B       6D  E461066 294040100000     ENVG     5000   3.4375
                             ENVIROGEN INC
                             WE MAKE A MKT IN THIS SECURITY

                                          ALLEN TRADE DATE HISTORY REPORT
PAGE :  33
DATE : 10-08-1996
 T/D        S/D    B/S CXL  BL   SEC#      CUSIP#      SYM    QUANTITY  PRICE
--------  --------  -  ---  --  ------- ------------ -------- -------- --------
09/24/96  09/27/96  S       6D  E461066 294040100000     ENVG      750    3.625
                             ENVIROGEN INC
                             WE MAKE A MKT IN THIS SECURITY

09/24/96  09/27/96  S       6D  E461066 294040100000     ENVG     1000   3.5625
                             ENVIROGEN INC
                             WE MAKE A MKT IN THIS SECURITY

09/24/96  09/27/96  S       6D  E461066 294040100000     ENVG    10000   3.4375
                             ENVIROGEN INC
                             WE MAKE A MKT IN THIS SECURITY

09/25/96  09/30/96  B       6D  E461066 294040100000     ENVG      100    3.375
                             ENVIROGEN INC
                             SOES
                             WE MAKE A MKT IN THIS SECURI

09/25/96  09/30/96  B       6D  E461066 294040100000     ENVG     1000    3.375
                             ENVIROGEN INC
                             ACES
                             WE MAKE A MKT IN THIS SECURI

09/25/96  09/30/96  B       6D  E461066 294040100000     ENVG     2500    3.375
                             ENVIROGEN INC
                             WE MAKE A MKT IN THIS SECURITY

09/25/96  09/30/96  S       6D  E461066 294040100000     ENVG      700    3.625
                             ENVIROGEN INC
                             ACES
                             WE MAKE A MKT IN THIS SECURI

                                          ALLEN TRADE DATE HISTORY REPORT
PAGE :  34
DATE : 10-08-1996
 T/D        S/D    B/S CXL  BL   SEC#      CUSIP#      SYM    QUANTITY  PRICE
--------  --------  -  ---  --  ------- ------------ -------- -------- --------
09/25/96  09/30/96  S       6D  E461066 294040100000     ENVG     1000     3.5
                             ENVIROGEN INC
                             INCA
                             WE MAKE A MKT IN THIS SECURI

09/27/96  10/02/96  B       6D  E461066 294040100000     ENVG     1000   3.5625
                             ENVIROGEN INC
                             WE MAKE A MKT IN THIS SECURITY

09/27/96  10/02/96  B       6D  E461066 294040100000     ENVG     1000    3.625
                             ENVIROGEN INC
                             WE MAKE A MKT IN THIS SECURITY

09/27/96  10/02/96  B       6D  E461066 294040100000     ENVG     1000    3.625
                             ENVIROGEN INC
                             SNET
                             WE MAKE A MKT IN THIS SECURI

09/27/96  10/02/96  B       6D  E461066 294040100000     ENVG     2500    3.625
                             ENVIROGEN INC
                             SNET
                             WE MAKE A MKT IN THIS SECURI

09/27/96  10/02/96  B       6D  E461066 294040100000     ENVG     3750    3.625
                             ENVIROGEN INC
                             SNET
                             WE MAKE A MKT IN THIS SECURI

09/27/96  10/02/96  B       6D  E461066 294040100000     ENVG     5000   3.5625
                             ENVIROGEN INC
                             SNET
                             WE MAKE A MKT IN THIS SECURI

                                          ALLEN TRADE DATE HISTORY REPORT
PAGE :  35
DATE : 10-08-1996
 T/D        S/D    B/S CXL  BL   SEC#      CUSIP#      SYM    QUANTITY  PRICE
--------  --------  -  ---  --  ------- ------------ -------- -------- --------
09/27/96  10/02/96  B       6D  E461066 294040100000     ENVG     7500   3.625
                             ENVIROGEN INC
                             SNET
                             WE MAKE A MKT IN THIS SECURI

09/27/96  10/02/96  S       6D  E461066 294040100000     ENVG     2000   3.5625
                             ENVIROGEN INC
                             WE MAKE A MKT IN THIS SECURITY

09/27/96  10/02/96  S       6D  E461066 294040100000     ENVG     2000    3.625
                             ENVIROGEN INC
                             ACES
                             WE MAKE A MKT IN THIS SECURI

09/27/96  10/02/96  S       6D  E461066 294040100000     ENVG     3000    3.625
                             ENVIROGEN INC
                             WE MAKE A MKT IN THIS SECURITY

09/27/96  10/02/96  S       6D  E461066 294040100000     ENVG     3000    3.625
                             ENVIROGEN INC
                             WE MAKE A MKT IN THIS SECURITY

09/27/96  10/02/96  S       6D  E461066 294040100000     ENVG    10000   3.5625
                             ENVIROGEN INC
                             WE MAKE A MKT IN THIS SECURITY

09/27/96  10/02/96  S       6D  E461066 294040100000     ENVG    10000    3.625
                             ENVIROGEN INC
                             WE MAKE A MKT IN THIS SECURITY

82894